Exhibit 10.1

AMENDMENT IN ITS ENTIRETY TO
EMPLOYMENT AGREEMENT

     THIS AMENDMENT IN ITS ENTIRETY TO EMPLOYMENT AGREEMENT is made as of this 19th day of December, 2005, between MERCANTILE TRUST & SAVINGS BANK, 440 Maine Street, Quincy, Illinois, an Illinois banking corporation (“Bank”) and MERCANTILE BANCORP, INC., 440 Maine Street, Quincy, Illinois, a Delaware corporation (“Bancorp”) (Bank and Bancorp being herein collectively referred to as “Employer”) and DAN S. DUGAN, 1025 Evangeline East, Quincy, Illinois (“Employee”) (this “Amendment”).

     WHEREAS, Bank and Employee entered into an Employment Agreement dated June 15, 1987, which has been amended several times; and

     WHEREAS, the parties now wish to enter into this Amendment, which will amend and restate in its entirety the Employment Agreement dated June 15, 1987, as amended, so as to memorialize Employee’s present officer position with both Bank and Bancorp; and

     WHEREAS, the parties hereto desire to continue to provide for the continued employment of Employee with Employer on the terms and conditions stated below.

     NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto,

IT IS HEREBY AGREED as follows:

     1.     Employment

     (a) Employer hereby employs Employee as Chairman of the Board of Bank and as Chairman of the Board, CEO and President of Bancorp, or in such other executive or advisory capacity for Bank and Bancorp as may be assigned to him from time to time by the Board of Directors of each Bank and Bancorp. Employment under the Employment Agreement dated June 15, 1987, commenced on that date and will continue hereunder until December 31, 2007, unless earlier terminated as provided in paragraph 4 hereof. All duties or responsibilities hereunder taken or performed by Employee pursuant to this Agreement shall be subject to the direction, supervision and control of the Board of Directors of each Bank and Bancorp.

     (b)     Employee hereby accepts employment with Bank and Bancorp in the capacities and for the period specified in paragraph 1(a) above and, while so employed, agrees to devote such of his time, skill, labor and attention to the affairs and business of Bank and Bancorp as may be necessary or desirable to assure the proper performance of his duties.

     2.      Direct Compensation

     (a)     Salary. Employer shall pay Employee a monthly salary determined by the Compensation Committee and Board of Directors of each Bank and Bancorp. In no event shall such salary be less than the monthly base salary paid by Employer during calendar year 1987.

     (b)     Incentive Bonus. In addition to the base salary as provided in paragraph 2(a) above, Employer shall pay Employee an annual incentive bonus in an amount determined by the Compensation Committee and Board of Directors of each Bank and Bancorp.

     (c)     Automobile. Employer shall provide Employee with an automobile.

     (d)     Membership. Employee is required to be a member of Quincy Country Club as a condition of his employment, and Employer agrees to pay the dues and assessment for such membership.

     (e)     Expenses. Employer shall reimburse Employee for reasonable business expenses incurred by Employee in the performance of his duties under this Agreement.

     3.      Employee Benefits

     During the term hereof, Employee shall be entitled to participate in all benefit plans and programs of Employer in which he is eligible to participate. Nothing herein is intended to or shall be deemed to be granted to Employee in lieu of any rights and privileges to which he may be entitled as an employee of Employer under any deferred profit sharing, insurance, hospitalization, vacation or other plans which may now be in effect or which may hereafter be adopted, it being understood that Employee shall have the same rights and privileges to participate in such plans and benefits as any other employee of Employer.

     4.      Termination of Agreement

     (a)     Disability. If, during the period of this Agreement, Employee comes under such physical or mental disability that he is unable to undertake his duties for a period of one hundred eighty (180) consecutive days, Employer may suspend this Agreement during the period of such disability by giving notice to Employee of its intention to suspend due to disability, except as provided below.

                (1)         This Agreement shall thereupon be suspended as of the end of the month in which such notice was given and shall continue until Employee is no longer suffering such disability. Evidence of such recovery shall be an opinion of Employee’s physician.

                (2)        If during any time of Employee’s disability that he is eligible for and is receiving disability income payments from the Employer’s disability income insurance carrier, such payments are less than sixty percent (60%) of the annual salary he was receiving immediately prior to his disability from Employer, Employer shall pay Employee an amount which, when added to the gross payments (before any deductions) received by Employee from Employer’s disability insurance carrier, will result in the Employee receiving from Employer and Employer’s disability insurance carrier an annual sum equal to sixty percent (60%) of his annual salary immediately prior to his disability. Such payment from Employer shall be due Employee for as long as Employee is eligible to receive disability income payments from Employer’s disability insurance carrier. When Employee is no longer eligible to receive such disability income payments from the insurance carrier, any obligation for an additional payment from Employer shall terminate.

     (b)     Death. In the event of the death of Employee during the term hereof, this Agreement shall terminate at the end of the month in which Employee dies and Employer shall have no further obligation hereunder.

     (c)     Wilful Breach of Duty. In accordance with the terms of this paragraph, Employer may terminate this Agreement for Employee’s Wilful Breach of Duty. For purposes hereof, Wilful Breach of Duty shall mean only (i) aiding and abetting a competitor; (ii) embezzlement or misappropriation of corporate funds; (iii) conviction of a felony involving moral turpitude; or (iv) conviction of a crime when federal banking laws call for a jail sentence. With respect to the causes set forth in subparagraphs (c) (iii) and (iv) above, such convictions must be final from which no appeal can be taken. Employer shall inform Employee by written notice of its intention to terminate this Agreement for Wilful Breach of Duty, the specific matters constituting Wilful Breach of Duty and the date on which this Agreement is to be terminated, which date, in the case of a termination pursuant to subparagraph (c)(i), shall be reasonably set to allow Employee to rectify the matters specified, and Employer shall afford Employee an opportunity, reasonable under the circumstances, to rectify, if possible, the matters specified in Employer’s Notice.

     (d)     Effect of Termination.  In the event that Employer terminates this Agreement for reasons other than those specified in paragraph (c), Employer shall continue to pay Employee his monthly base salary then in effect for the remaining term of this Agreement. Should Employee, prior to the end of such period, attain gainful employment at a compensation level equal to or  exceeding that in effect at the time of termination by Employer, Employee shall cease to be entitled to receive payments of his monthly base salary. In lieu of Employer’s obligations under the first sentence of this subparagraph (d), Employer may elect to pay Employee, within thirty (30) days after such termination, in a lump sum, an amount equal to the present value, using a compounded annual discount rate of eight percent (8%) of the sums provided for in the first sentence of this paragraph (d).

     5.     Non-Competition

     (a)     During the term of this Agreement, Employee shall not engage in any business or practice or become employed in any position which is in competition with Employer or its affiliates.

     (b)     In the event of Employee’s termination as an employee of Employer pursuant to this Agreement, for whatever reason, Employee shall not, for a period of two (2) years from the date of such termination, engage within twenty-five (25) miles of the corporate city limits of Quincy, Illinois, in the banking, savings and loan, or commercial, agricultural or consumer lending business, or in the sale of any services or products as are provided by Employer, directly or indirectly, as an individual, partner, stockholder (except to the extent of owning up to one percent (1%) of the issued and outstanding stock of an entity), director, officer, principal, agent or employee, or in any other relation or capacity whatsoever.

     (c)     Employee hereby acknowledges that the obligations to the Employer hereunder and the rights and privileges granted to the Employer hereunder are of a special, personal, unique and extraordinary character. Therefore, anything herein to the contrary notwithstanding, the

Employer shall be entitled to seek injunctive or other equitable relief in an appropriate court to prevent a further breach by the terminated Employee. Resorting to such equitable relief, however, shall not be construed as a waiver of any other rights and remedies that the Employer may have for damages or otherwise.

     (d)     Employee acknowledges that he considers this Non-Competition covenant to be reasonable.

     6.     Confidential Information

     Employee agrees that he will not disclose material confidential information related to the business and operations of Employer to third parties not entitled to such information during the term of this Agreement and for a period of two (2) years after termination of this Agreement.

     7.     Derogatory Statements

     During the term of this Agreement and thereafter, Employee shall not make any statement calculated to be derogatory or harmful concerning Employer or any of Employer’s directors, officers or employees.

     8.     Change of Employer Identity

     Employee’s rights under this Agreement shall not be diminished or in any way prejudiced by any sale, reorganization, merger, consolidation, liquidation or other event or condition affecting Bank or Bancorp, and any assignor or successor to Bank or Bancorp shall be subject to this Agreement as if such party were an original employer hereunder.

     9.     Certain Legal Expenses

     Employer shall pay all expenses, including attorney’s fees, incurred by Employee in his defense of the validity or in the enforcement of this Agreement.

     10.     Notices

     Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered mail to his residence address as last provided to Employer by him in the case of Employee or to its principal office in the case of Employer.

     11.     Miscellaneous

     (a)     The rights and obligations of the Employer and Employee under this Agreement shall inure to the benefit of and shall be binding upon their respective heirs, administrators, successors and assigns.

     (b)     Any provisions of this Agreement prohibited by law shall be ineffective to the extent of such prohibitions without in any way invalidating or affecting the remaining provisions of this Agreement.

     (c)     This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Illinois.

     IN WITNESS WHEREOF, Employer and Employee have caused this Amendment to be duly executed, all as of the day and year first above written.

Mercantile Trust & Savings Bank

By:	/s/ Dan S. Dugan
Its President

Mercantile Bancorp, Inc.

By:	/s/ Dan S. Dugan
Its Chairman, CEO and President

/s/ Dan S. Dugan
Dan S. Dugan, Employee